Exhibit 3.1
THIRTEENTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
RENT THE RUNWAY, INC.
Rent the Runway, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:
1. The Corporation was originally incorporated pursuant to the General Corporation Law of the State of Delaware (the “DGCL”) on March 3, 2009, under the name Rent the Runway, Inc.
2. The Corporation is filing this Thirteenth Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), which restates, integrates and further amends the Twelfth Amended and Restated Certificate of Incorporation, as heretofore amended (the “Prior Certificate”), and which was duly adopted by all necessary action of the Board of Directors of the Corporation (the “Board of Directors”) and the stockholders of the Corporation in accordance with the provisions of Sections 242 and 245 of the DGCL.
3. The text of the Prior Certificate is hereby amended and restated in its entirety by this Certificate of Incorporation to read in full as follows:
ARTICLE I.
The name of the corporation is Rent the Runway, Inc. (the “Corporation”).
ARTICLE II.
The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange St., Wilmington, County of New Castle, Delaware 19801 and its registered agent at such address is The Corporation Trust Company.
ARTICLE III.
Section 3.1 Purposes. The nature of the business of the Corporation and the objects or purposes to be transacted, promoted or carried on by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL, including, without limitation, (i) exercising all rights, powers, privileges and other incidents of ownership or possession with respect to the Corporation’s assets, including managing, holding, selling and disposing of such assets and (ii) engaging in any other activities incidental or ancillary thereto.
ARTICLE IV.
Section 4.1 Authorized Stock. The total number of shares of all classes of stock that the Corporation is authorized to issue is three hundred million (300,000,000), consisting of three hundred million (300,000,000) shares of Class A common stock, with a par value of $0.001 per share (the “Class A Common Stock”).
Section 4.2 Class A Common Stock.
(a) Voting Rights. Except as otherwise required by law,

(i) Each share of Class A Common Stock shall entitle the record holder thereof as of the applicable record date to one (1) vote per share in person or by proxy on all matters submitted to a vote of the holders of Class A Common Stock, whether voting separately as a class or otherwise.
(ii) The holders of shares of Class A Common Stock shall vote together as a single class on all matters submitted to a vote of stockholders of the Corporation.
(b) Dividends. Subject to applicable law, dividends may be declared and paid on the Class A Common Stock out of the assets or funds of the Corporation that are by law available therefor, at such times and in such amounts as the Board of Directors in its discretion shall determine.
(c) Liquidation Rights. In the event of liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation, the remaining assets and funds of the Corporation available for distribution shall be divided among and paid ratably to the holders of all outstanding shares of Class A Common Stock in proportion to the number of shares held by each such stockholder. A consolidation, reorganization or merger of the Corporation with any other Person or Persons (as defined below), or a sale of all or substantially all of the assets of the Corporation, shall not be considered to be a dissolution, liquidation or winding up of the Corporation within the meaning of this Section 4.2(c).
ARTICLE V.
Subject to any additional vote required by this Certificate of Incorporation, in furtherance and not in limitation of the powers conferred upon it by statute, the Board of Directors is expressly authorized to adopt, repeal, alter, amend or rescind the Bylaws of the Corporation (as may be amended and/or restated from time to time, the “Bylaws”). The affirmative vote of at least a majority of the Whole Board of Directors shall be required in order for the Board of Directors to adopt, repeal, alter, amend or rescind the Bylaws. For purposes of this Certificate of Incorporation, the term “Whole Board of Directors” shall mean the total number of authorized directors (from time to time) whether or not there exist any vacancies in previously authorized directorships or newly created directorships. The stockholders shall also have power to adopt, repeal, alter, amend or rescind the Bylaws. In addition to any other vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Certificate of Incorporation, any adoption, repeal, alteration, amendment or rescission of the Bylaws by the stockholders shall require the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.
ARTICLE VI.
Section 6.1 Ballot. Elections of directors (each such director, in such capacity, a “Director”) need not be by written ballot unless the Bylaws shall so provide.
Section 6.2 Classification of the Board of Directors. Except as otherwise required by applicable law, the Directors shall be divided into three classes, designated as Class I, Class II and Class III, as nearly equal in number as possible. Directors already in office shall be assigned to each class at the time such classification becomes effective, in accordance with a resolution or resolutions adopted by the Board of Directors. At each annual meeting of stockholders, the Directors of the class to be elected at each annual meeting of stockholders shall be elected for a three-year term. If the total number of such Directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of Directors in each class as nearly equal as possible, and any such additional Director of any class elected to fill a newly created Directorship resulting from an increase in such class, in accordance with Section 6.4, shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the total number of Directors remove or shorten the term of any incumbent Director. Notwithstanding the foregoing provisions of this Section 6.2, each Director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation, disqualification, retirement, or removal. Each director shall hold office until the annual meeting at which such Director’s term expires and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation, disqualification or removal. No decrease in the number of Directors shall shorten the term of any incumbent Director.
Section 6.3 Number and Terms of the Board of Directors.
(a)The number of Directors shall be fixed from time to time in the manner provided in the Bylaws.
(b)Notwithstanding anything in this Certificate of Incorporation to the contrary, in the event that Nexus or STORY 3, as applicable, no longer has the right to designate a Director for appointment by the Board of Directors pursuant to the Investor Rights Agreement (each such occurrence, a “Loss of Designation Rights”), then (unless a majority of Directors (with the affected party’s Board of Directors designees abstaining) agree in writing that such Director’s term shall not expire as a result of a Loss of Designation Rights) the term of such Director designated for appointment by Nexus or STORY 3, as applicable, shall expire upon such Loss of Designation Rights.
Section 6.4 Newly Created Directorships and Vacancies. Except as otherwise required by law and this Certificate of Incorporation, unless the Board of Directors otherwise determines, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board of Directors resulting from the death, resignation, disqualification, removal from office or other cause shall be filled only by a majority of the Directors then in office, though less than a quorum, or by a sole remaining Director, and shall not be filled by the stockholders unless the Board of Directors determines by resolution that any such vacancy or newly created directorship shall be filled by the stockholders; provided that, in the event of a vacancy on the Board of Directors resulting from the death, resignation, disqualification, removal from office or other cause with respect to a Director designated for appointment in accordance with the Investor Rights Agreement, the Person or Persons entitled to designate such Director in accordance with the Investor Rights Agreement shall have the exclusive right to identify a replacement Director for appointment by the Board of Directors to fill such vacancy. Any Director elected to fill a newly created directorship or vacancy in accordance with the preceding sentence shall hold office until the next annual meeting of stockholders held to elect the class of Directors to which such Director is elected and until his or her successor is duly elected and qualified or until his or her earlier death, resignation, retirement, disqualification, or removal. The Secretary of the Corporation shall maintain a copy of the Investor Rights Agreement at the principal executive offices of the Corporation and a copy thereof shall be provided free of charge to any stockholder who makes a request therefor.
Section 6.5 Quorum; Vote Required.
(a)Subject to Section 6.5(b), at all meetings of the Board of Directors a majority of the Whole Board of Directors shall constitute a quorum for the transaction of business. The affirmative vote of a majority of the Directors present at any meeting of the Board of Directors at which a quorum is present shall be the act of the Board of Directors, except as may be otherwise specifically required by applicable law or this Certificate of Incorporation. If a quorum is not present at any meeting of the Board of Directors, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.
(b)In addition to any requirements under the DGCL or this Certificate of Incorporation, (i) so long as Nexus has the right to appoint the Nexus Director in accordance with the Investor Rights Agreement, the Nexus Director must be present (in person or by means of conference telephone or other communications equipment by means of which all Persons participating in the meeting can hear each other) at any meeting of the Board of Directors for a quorum to exist and (ii) so long as STORY 3 has the right to appoint the STORY 3 Director in accordance with the Investor Rights Agreement, the STORY 3 Director must be present (in person or by means of conference telephone or other communications equipment by means of which all Persons participating in the meeting can hear each other) at any meeting of the Board of Directors for a quorum to exist; provided, however, that if the Nexus Director or the STORY 3 Director, as applicable, fails to attend three (3) or more consecutive meetings of the Board of Directors that are held during ordinary business hours for which such Director has received notice at least two (2) business days prior to such meeting, quorum shall be deemed to be present at the next meeting immediately following such failure held during ordinary business hours for which such Director has received notice at least two (2) business days prior to such meeting so long as the other Directors required for quorum pursuant to this Section 6.5 are present.
Section 6.6 Removal. For so long as the Board of Directors is classified, any Director may be removed for cause only by an affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of capital stock entitled to vote generally in the election of Directors, at a meeting duly called for that purpose.
Section 6.7 Notice. Advance notice of stockholder nominations for election of Directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the Bylaws.
Section 6.8 Special Meetings of Stockholders. Subject to applicable law, special meetings of stockholders of the Corporation may be called, for any purpose or purposes, at any time only by or at the direction of (i) a majority of the Whole Board of Directors, (ii) the chairperson of the Board of Directors or (iii) the holders of at least forty percent (40%) of the voting power of all of the then-outstanding shares of the Corporation, and may not be called by any other person or persons.
ARTICLE VII.
Any action required or permitted to be taken at any meeting of the holders of Class A Common Stock may be taken without a meeting, without prior notice and without a vote, if a written consent or consents, setting forth the action so taken, shall be signed by the holders of Class A Common Stock then outstanding having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Class A Common Stock then outstanding were present and voted and shall be delivered to the Corporation in accordance with the DGCL. Prompt notice of the taking of corporate action without a meeting by less than unanimous consent of the holders of Class A Common Stock then outstanding shall, to the extent required by applicable law, be given to those holders of Class A Common Stock who have not consented and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that consents signed by a sufficient number of holders of Class A Common Stock to take the action were delivered to the Corporation in accordance with the DGCL.
ARTICLE VIII.
Except with respect to Articles I, II and III, in addition to any vote of the holders of shares of any class or series of capital stock of the Corporation required by applicable law or by this Certificate of Incorporation, the adoption, amendment or repeal of the Certificate of Incorporation shall require the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote thereon. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any Person or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any sentence of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other Persons and circumstances shall not in any way be affected or impaired thereby.

ARTICLE IX.
The Corporation is authorized to indemnify, and to advance expenses to, each current or former Director, officer, employee or agent of the Corporation to the fullest extent permitted by Section 145 of the DGCL as it presently exists or may hereafter be amended. To the fullest extent permitted by the laws of the State of Delaware as it exists on the date hereof or as it may hereafter be amended, no Director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of his or her fiduciary duties as a Director or officer of the Corporation; provided that the foregoing clause shall not eliminate or limit the liability of any officer of the Corporation in any action by or in the right of the Corporation. No amendment to, or modification or repeal of, this Article IX shall adversely affect any right or protection of a Director or of any officer, employee or agent of the Corporation existing hereunder with respect to any act or omission occurring prior to such amendment, modification or repeal.
ARTICLE X.
Section 10.1 Corporate Opportunity.
(a) To the fullest extent permitted by the laws of the State of Delaware and in accordance with Section 122(17) of the DGCL, (i) the Corporation hereby renounces all interest and expectancy that it otherwise would be entitled to have in, and all rights to be offered an opportunity to participate in, any business opportunity that from time to time may be presented to the STORY 3 Director or the Nexus Director (or his or her respective affiliates) who is not employed by the Corporation or its subsidiaries (each such Person, an “Exempt Person”); (ii) no Exempt Person will have any duty to refrain from (1) engaging in a corporate opportunity in the same or similar lines of business in which the Corporation or its subsidiaries from time to time is engaged or proposes to engage or (2) otherwise competing, directly or indirectly, with the Corporation or any of its subsidiaries; and (iii) if any Exempt Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity both for such Exempt Person or any of his or her respective Affiliates, on the one hand, and for the Corporation or its subsidiaries, on the other hand, such Exempt Person shall have no duty to communicate or offer such transaction or business opportunity to the Corporation or its subsidiaries and such Exempt Person may take any and all such transactions or opportunities for itself or offer such transactions or opportunities to any other Person. Notwithstanding the foregoing, the preceding sentence of this Section 10.1(a) shall not apply to any potential transaction or business opportunity that is expressly offered to a Director, executive officer or employee of the Corporation or its subsidiaries, solely in his or her capacity as a Director, executive officer or employee of the Corporation or its subsidiaries.
(b) To the fullest extent permitted by the laws of the State of Delaware, no potential transaction or business opportunity may be deemed to be a corporate opportunity of the Corporation or its subsidiaries unless (i) the Corporation or its subsidiaries would be permitted to undertake such transaction or opportunity in accordance with this Certificate of Incorporation, (ii) the Corporation or its subsidiaries at such time have sufficient financial resources to undertake such transaction or opportunity, (iii) the Corporation or its subsidiaries have an interest or expectancy in such transaction or opportunity and (iv) such transaction or opportunity would be in the same or similar line of business in which the Corporation or its subsidiaries are then engaged or a line of business that is reasonably related to, or a reasonable extension of, such line of business.
ARTICLE XI.
Unless the Corporation consents in writing to the selection of an alternative forum, (a) (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former Director, officer or other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, creditors or other constituents, (iii) any action, suit or proceeding asserting a claim arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws (as either may be amended or restated) or as to which the DGCL confers exclusive jurisdiction on the Court of Chancery of the State of Delaware (the “Court of Chancery”), or (iv) any action, suit or proceeding asserting a claim governed by the internal affairs doctrine, shall be exclusively brought in the Court of Chancery or, if such court does not have subject matter jurisdiction thereof, the federal district court of the District of Delaware or other state courts of the State of Delaware; and (b) the federal district courts of the United States of America (the “Federal Courts”) shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. If any provision or provisions of this Article XI shall be held to be invalid, illegal or unenforceable as applied to any Person or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XI (including, without limitation, each portion of any sentence of this Article XI containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other Persons and circumstances shall not in any way be affected or impaired thereby. If any action, the subject matter of which is within the scope of the first sentence of this Article XI, is filed in a court other than the Court of Chancery or the Federal Courts, as applicable, (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the Court of Chancery and the other state and federal courts in the State of Delaware or the Federal Courts, as applicable, in connection with any action brought in any such court to enforce the first sentence of this Article XI and (ii) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XI. The provisions of this Article XI shall not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction.
ARTICLE XII.
The Corporation expressly elects not to be governed by Section 203 of the DGCL and the restrictions and limitations set forth therein.
ARTICLE XIII.
Section 13.1 Definitions. As used in this Certificate of Incorporation, the following terms shall have the following meanings:
(a)“Affiliate” means, with respect to any Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified Person.
(b)“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and any applicable rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.
(c)“Investor Rights Agreement” means that certain Investor Rights Agreement, dated as of August 20, 2025, by and among the Corporation, CHS US Investments LLC, Nexus and STORY 3.
(d)“Nexus” means Gateway Runway, LLC, a Delaware limited liability company, together with its Affiliates.
(e)“Nexus Director” means a Director appointed to the Board of Directors by Nexus in accordance with the Investor Rights Agreement.

(f)“Person” means any individual, corporation, partnership, limited partnership, limited liability company, unincorporated association, trusts or other entity.
(g)“Securities Act” means the U.S. Securities Act of 1933, as amended, and applicable rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.
(h)“STORY 3” means S3 RR Aggregator, LLC, a Delaware limited liability company, together with its Affiliates.
(i)“STORY 3 Director” means a Director appointed to the Board of Directors by STORY 3 in accordance with the Investor Rights Agreement.

IN WITNESS WHEREOF, the Corporation has caused this Thirteenth Amended and Restated Certificate of Incorporation to be signed on this July 15, 2026.

RENT THE RUNWAY, INC.

By:	/s/ Teri Bariquit
Name: Title:	Teri Bariquit Interim Chief Executive Officer